Exhibit 10.3

MASTER REPURCHASE AGREEMENT

Dated as of August 26, 2005

Between:

CONCORD MINUTEMEN CAPITAL COMPANY, LLC

and

NC CAPITAL CORPORATION

NC RESIDUAL II CORPORATION

NEW CENTURY CREDIT CORPORATION

1.	Applicability

From time to time the parties hereto may enter into transactions in which NC Capital Corporation, NC Residual II Corporation and New Century Credit Corporation (each, a “Seller”, and collectively, the “Sellers”) agree to transfer to Concord Minutemen Capital Company, LLC (“Buyer”) Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Sellers such Mortgage Loans at a date certain or on demand, against the transfer of funds by Sellers. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement, as the same shall be amended from time to time.

2.	Definitions

(a) “Act of Insolvency”, with respect to either Buyer or Sellers, either party (i) shall have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) shall have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization, or (iii) involuntary proceedings or an involuntary proceeding shall have been commenced or filed against it under any bankruptcy, insolvency or similar law of the United States of any state in the United States seeking the dissolution, liquidation or reorganization of it and such proceeding or petition shall have not been dismissed for 60 days;

(b) “Addendum”, the addendum to Master Repurchase Agreement, dated as of August     , 2005, by and among the ARSA, Buyer and Sellers, attached hereto as Annex I;

(c) “Additional Purchased Mortgage Loans”, Mortgage Loans provided by Sellers to Buyer pursuant to Section 4(a) hereof;

(d) “Appraised Value”, with respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by a qualified appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan;

(e) “ARSA”, Bear Stearns Mortgage Capital Corporation, as Asset Referral and Administration Agent under that certain Asset Referral and Servicing Agreement, dated as of August 26, 2005 between Concord Minutemen Capital Company, LLC and Bear Stearns Mortgage Capital Corporation;

(f) “Bailee Letter”, shall have the meaning assigned in the Custody Agreement;

(g) “Breakage Fee”, in the event that Sellers terminate this Agreement (other than a termination resulting from a default by Buyer), an amount equal to (A) Buyer’s actual cost (including all fees, expenses and commissions) of (i) entering into replacement transactions, (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting whole loans or cash in like transactions with third parties in connection with or as a result of termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such termination (the foregoing amounts shall be solely determined and calculated by Buyer in good faith);

(h) “Business Day”, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of California or any day on which a bank located in the State of New York or the State of California or the New York Stock Exchange is authorized or permitted to close for business;

(i) “Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of a percentage, agreed to by Buyer and Sellers prior to entering into the Transaction and specified in the related Request/Confirmation, to the Repurchase Price for such Transaction as of such date;

(j) “Cash Purchase Price” shall refer the cash price, and to the corresponding cash proceeds, to be paid by a Trade Investor, under its cash purchase program, for Mortgage Loans sold by Sellers that are the subject of a Transaction;

(k) “Combined Loan-to-Value Ratio or CLTV”, with respect to any Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the lesser of the Appraised Value of the Mortgage Property as of the origination date or the purchase price of the Mortgaged Property

(l) “Compliance Certificate”, a certificate of Guarantor to the effect that, as of the end of the previous fiscal quarter of Guarantor, Guarantor is in compliance with the Financial Covenants.

(m) “Custodian”, the custodian named in the Custody Agreement and any permitted successor thereto;

(n) “Custody Agreement”, the Custody Agreement among Buyer, Sellers and the Custodian providing for the custody of records relating to the Purchased Mortgage Loans;

(o) “Disbursement Account”, the account described in the Custody Agreement;

(p) “Dry Mortgage Loans” shall refer to Mortgage Loans other than Wet Mortgage Loans;

(q) “Financial Covenants”, the financial covenants of Guarantor set forth in Exhibit H attached hereto;

(r) “FNMA”, the Federal National Mortgage Association;

(s) “Guarantor”, New Century Financial Corporation;

(t) “Guarantee”, the guaranty in the form attached hereto as Exhibit G;

(u) “Home Improvement Loan”, a home improvement retail installment sales contract that is secured by first or junior liens on one to four-family residential properties or by purchase money security interests in the home improvements financed by such home improvement contract;

(v) “Income”, with respect to any Mortgage Loan at any time, any principal thereof then payable and all payments of interest and principal together with other distributions thereon or proceeds thereof;

(w) “Loan Schedule”, a schedule of Mortgage Loans identifying each Mortgage Loan: (1) in the case of all Mortgage Loans, by the related Seller’s loan number, Mortgagor’s name and address (including the state and zip code) of the mortgaged property, whether such Mortgage Loan is a Dry Mortgage Loan or a Wet Mortgage Loan, whether such Mortgage Loan bears a fixed or adjustable interest rate, the loan-to-value ratio, the outstanding principal amount as of a specified date, the initial interest rate borne by such Mortgage Loan, the original principal balance thereof, the current scheduled monthly payment of principal and interest, the maturity of the related Note, the property type, the occupancy status, the appraised value, the original term to maturity and whether or not the Mortgage Loan (including the related Note) has been modified; and (2) in the case of adjustable rate Mortgage Loans, the interest rate borne by such Mortgage Loan on the Purchase Date, the index and applicable determination date for each adjustment period, the gross margin, the payment adjustment period (in months), months to next payment adjustment, periodic payment adjustment cap, lifetime payment adjustment cap, lifetime payment cap, interest rate adjustment, periodic interest adjustment cap and lifetime interest rate adjustment cap;

(x) “Loan-to-Value Ratio or LTV”, with respect to any Mortgage Loan as of origination, the ratio on such date of the outstanding principal amount of the Mortgage Loan to the lesser of the Appraised Value of the Mortgaged Property as of the origination date or the purchase price of the Mortgaged Property;

(y) “Margin Deficit”, the meaning specified in Section 4(a) hereof;

(z) “Market Value”, with respect to any Mortgage Loans as of any date, the fair market value of such Mortgage Loans on such date as determined by Buyer in its reasonable business judgment from time to time and at such times as it may elect in its sole discretion; provided, however, that a Market Value of zero shall be assigned to (i) any Mortgage Loan that has been delinquent for at least sixty (60) days, (ii) any Mortgage Loan that has been subject to this Agreement for more than one hundred and eighty (180) days in aggregate, (iii) any Mortgage Loan with respect to which there has been a breach of the covenant set forth in Section 10(e)(ix) hereof, (iv) any Mortgage Loan with respect to which there is a breach of a representation or warranty made by Sellers in this Agreement or the Custody Agreement that materially adversely affects Buyer’s interests hereunder or (v) any Wet Mortgage Loan that is subject to this Agreement or the Custody Agreement for more than the aggregate number of days provided herein without having become a Dry Mortgage Loan;

(aa) “MERS”, Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto;

(bb) “MERS Mortgage Loan”, means any MOM Mortgage Loan or any other Mortgage Loan as to which MERS is (or is intended to be) the mortgagee of record and as to which a MIN has been assigned;

(cc) “MIN”, a MERS Mortgage Identification Number assigned to a Mortgage Loan in accordance with the MERS Procedures Manual;

(dd) “MOM Mortgage Loan”, means a Mortgage Loan where the related Mortgage names MERS as the original mortgagee thereof, as to which a MIN has been assigned, and which Mortgage has not been assigned to any other person;

(ee) “Mortgage”, the mortgage, deed of trust or other instrument creating a first or second lien on an estate in fee simple interest in real property securing a Note;

(ff) “Mortgaged Property” , the underlying real property securing repayment of a Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling;

(gg) “Mortgage Loan”, a first or second priority lien mortgage loan on single family residential property consisting of a Note secured by a Mortgage;

(hh) “Mortgagor”, the obligor on a Note;

(ii) “Non-MERS Mortgage Loan”, any Mortgage Loan as to which MERS is not (and is not intended to be) the mortgagee of record;

(jj) “Note”, the Note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan;

(kk) “Originator”, New Century Mortgage Corporation;

(ll) “Price Differential”, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Sellers to Buyer with respect to such Transaction);

(mm) “Pricing Rate”, the per annum percentage rate for determination of the Price Differential, which rate shall be specified in the related Request/Confirmation;

(nn) “Prime Rate”, the prime rate of U.S. money center commercial banks as published in The Wall Street Journal;

(oo) “Purchase Date”, the date with respect to each Transaction on which Purchased Mortgage Loans are sold by Sellers to Buyer hereunder;

(pp) “Purchase Price”, (i) on the Purchase Date, the price at which Purchased Mortgage Loans are sold by Sellers to Buyer hereunder, and (ii) thereafter, such price decreased by the amount of any funds transferred by Sellers to Buyer pursuant to Section 4(a) hereof;

(qq) “Purchased Mortgage Loans”, the Mortgage Loans sold by Sellers to Buyer in a Transaction hereunder, and any Mortgage Loans substituted therefor in accordance with Section 9 hereof. The term “Purchased Mortgage Loans” with respect to any Transaction at any time also shall include Additional Purchased Mortgage Loans delivered pursuant to Section 4(a);

(rr) “Replacement Mortgage Loans”, the meaning specified in Section 11(d)(ii) hereof;

(ss) “Repurchase Date”, the date on which Sellers is to repurchase the Purchased Mortgage Loans from Buyer, including any date determined by application of the provisions of Sections 3(e) or 11 hereof;

(tt) “Repurchase Price”, the price at which Purchased Mortgage Loans are to be resold by Buyer to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination, increased by any amount determined by the application of the provisions of Section 11 hereof;

(uu) “Request/Confirmation”, the request and confirmation substantially in the form of Exhibit A hereto delivered pursuant to Section 3 hereof;

(vv) “Request for Wire”, the request to Buyer substantially in the form of Exhibit B hereto delivered pursuant to Section 3 hereof;

(ww) “Servicer”, New Century Mortgage Corporation;

(xx) “Sub prime Mortgage Loan” the Mortgage Loans described as “sub prime” in the Sub Prime Underwriting Guidelines.

(yy) “Sub prime Underwriting Guidelines”, the guidelines in respect of sub prime mortgage loans which were delivered to Buyer.

(zz) “Trade Commitment” shall refer to a trade confirmation or similar document from the Trade Investor to Sellers confirming the details of a mandatory forward trade or similar arrangement between the Trade Investor and Sellers with respect to one or more Mortgage Loans;

(aaa) “Trade Investor” shall refer to a securities dealer, financial institution or other entity, who has made a Trade Commitment;

(bbb) “Transaction” shall have the meaning set forth in Section 1 of this Agreement;

(ccc) “Underwriting Guidelines” shall mean the written guidelines of Sellers as provided to Buyer from time to time;

(ddd) “Wet Mortgage Loan” shall have the meaning set forth in the Custody Agreement.

3.	Initiation; Request/Confirmation; Termination; Transactions Optional

(a) Any agreement to enter into a Transaction shall be made in writing at the initiation of Sellers. In the event that Sellers desire to enter into a Transaction hereunder, Sellers shall give notice to Buyer via facsimile or telephone prior to 5:00 p.m., New York City time, on the Business Day prior to the proposed Purchase Date. In addition, Sellers shall simultaneously deliver to Buyer a Request for Wire executed by an authorized representative of Sellers.

(b) In the event that Sellers require additional funds on a particular Purchase Date, Sellers shall give Buyer notice of such request via facsimile or telephone no later than 3:30 p.m. New York City time on such Purchase Date. Sellers shall send Buyer a Request/Confirmation, in the form of Exhibit A, indicating the final amount of the Transaction for such Purchase Date no later than 5:00 p.m. New York City time on such Purchase Date. The Request/Confirmation shall be complete in every respect except for the signature of an authorized representative of Buyer. Buyer shall, upon its receipt and approval thereof, promptly execute and return the signed Request/Confirmation to Sellers.

(c) The Request/Confirmation shall describe the Purchased Mortgage Loans in a manner satisfactory to Buyer (which may be by attaching a Loan Schedule thereto), identify Buyer and Sellers and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, (v) whether the Mortgage Loan is a Wet Mortgage Loan or a Dry Mortgage Loan and (vi) any additional terms or conditions of the Transaction mutually agreeable to Buyer and Sellers.

(d) Each Request/Confirmation shall be binding upon the parties hereto unless written notice of objection is given by the objecting party to the other party promptly after Buyer has delivered the completed Request/Confirmation to Sellers.

(e) In the event of any conflict between the terms of a Request/Confirmation and this Agreement, such Request/Confirmation shall prevail.

(f) In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Sellers, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the Business Day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by resale by Buyer to Sellers or their agent of the Purchased Mortgage Loans and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Sellers hereunder) against the transfer of the Repurchase Price to an account of Buyer.

(g) The adjustment mechanism and the index for any adjustable rate Mortgage Loan (in each case, an “Adjustment Mechanism”) shall be one of the Adjustment Mechanisms set forth in the Underwriting Guidelines; provided, however, that Buyer may, on a prospective basis and in its sole discretion, refuse to fund Mortgage Loans having an Adjustment Mechanism set forth in the Underwriting Guidelines by providing written notice of its decision to Sellers, which notice shall be effective 60 days after the date thereof.

(h) Buyer may, in its sole discretion, reject any Mortgage Loan from inclusion in a Transaction hereunder for any reason.

(i) Notwithstanding anything to the contrary contained herein, Buyer shall not be obligated to pay the Purchase Price with respect to any Transaction unless Buyer shall have received funds sufficient to pay the Purchase Price with respect to the requested Transaction from the issuance of commercial paper, extendible notes or other sources of liquidity, in each case to the extent related to the payment of the Purchase Price of such requested Transaction.

(j) Notwithstanding anything to the contrary contained herein, the purchase of any Wet Mortgage Loan shall be made in accordance with provisions set forth in Exhibit I attached hereto.

4.	Margin Maintenance

(a) If at any time the aggregate Market Value of all Purchased Mortgage Loans subject to all Transactions hereunder is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Sellers require Sellers in such Transactions, at Buyer’s option, to transfer to Buyer cash or additional Mortgage Loans reasonably acceptable to Buyer (“Additional Purchased Mortgage Loans”), so that the cash and aggregate Market Value of the Purchased Mortgage Loans, including any such Additional Purchased Mortgage Loans, will thereupon equal or exceed such aggregate Buyer’s Margin Amount; provided, however, that no Additional Purchased Mortgage Loans may be Wet Mortgage Loans.

(b) If the notice to be given by Buyer to Sellers under subparagraph (a) above is given at or prior to 10:00 a.m. New York city time on a Business Day, Sellers shall transfer cash or Additional Purchased Mortgage Loans to Buyer prior to the close of business in New York City on the date of such notice, and if such notice is given after 10:00 a.m. New York City time, Sellers shall transfer cash or Additional Purchased Mortgage Loans prior to the close of business in New York City on the Business Day following the date of such notice.

(c) Any cash transferred pursuant to this Section shall be held by Buyer as though it were Additional Purchased Mortgage Loans and, unless Buyer shall otherwise consent, shall not reduce the Repurchase Price of the related Transaction.

5.	Income Payments

Where a particular Transaction’s term extends over an Income payment date on the Mortgage Loans subject to that Transaction, all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Mortgage Loans shall, unless otherwise mutually agreed by Buyer and Sellers and so long as an Event of Default on the part of Sellers shall not have occurred and be continuing, be paid directly to Sellers by the related Mortgagor.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Sellers shall be deemed to have pledged to Buyer as security for the performance by Sellers of their obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Mortgage Loans with respect to all Transactions hereunder and all proceeds thereof. Sellers shall pay all fees and expenses associated with perfecting such security interest including, without limitation, the cost of filing financing statements under the Uniform Commercial Code and recording assignments of mortgage as and when required by Buyer in its sole discretion.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Mortgage Loans transferred by one party hereto to the other party shall be transferred by notice to the Custodian to the effect that the Custodian is now holding for the benefit of the transferee the related documents and assignment forms delivered to it under the Custody Agreement.

8.	Segregation of Documents Relating to Purchased Mortgage Loans

All documents relating to Purchased Mortgage Loans in the possession of Sellers shall be identified on the books and records of Sellers as being subject to this Agreement. Ownership of all Purchased Mortgage Loans shall pass to Buyer and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to resell and transfer Purchased Mortgage Loans to Sellers pursuant to the terms hereof.

9.	Substitution

Sellers may, subject to acceptance by and upon notice to Buyer, substitute Mortgage Loans substantially similar to the Purchased Mortgage Loans for any Purchased Mortgage Loans. If Sellers give notice to the Buyer at or prior to 12:30 p.m. New York City time on a Business Day, Buyer may elect, by the close of business on the Business Day notice is received or by the close of the next Business Day if notice is given after 12:30 p.m. New York City time on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by Sellers’ transfer to Buyer of such other Loans and Buyer’s transfer to Sellers of such Purchased Mortgage Loans, and after such substitution, the substituted Loans shall be deemed to be Purchased Mortgage Loans. In the event Buyer elects not to accept such substitution, Buyer shall offer Sellers the right to terminate the Transaction.

In the event Sellers exercise their right to terminate under this Section 9, Sellers shall be obligated to pay to Buyer, by the close of the Business Day of such termination, as the case may be, an amount equal to the Breakage Fee.

10.	Representations, Warranties and Covenants

(a) Buyer and Sellers each represent and warrant, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, to the other that:

(i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(ii) it will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal);

(iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal);

(iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect; and

(v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate in any material respect any law, ordinance, charter, by-law or rule applicable to it or any material agreement by which it is bound or by which any of its assets are affected.

(b) Sellers represent and warrant to Buyer, and shall on and as of the Purchase Date of any Transaction be deemed to represent and warrant, as follows:

(i) The documents disclosed by Sellers to Buyer pursuant to this Agreement are either original documents or genuine and true copies thereof;

(ii) Sellers, Originator and Guarantor are each a separate and independent corporate entity from the Custodian, none of Sellers, Originator or Guarantor owns a controlling interest in the Custodian either directly or through affiliates and no director or officer of any of them is also a director or officer of the Custodian;

(iii) None of the Purchase Price for any Mortgage Loan will be used by Sellers either directly or indirectly to acquire any security, as that term is defined in Regulation T of the Regulations of the Board of Governors of the Federal Reserve System, and Sellers has not taken any action that might cause any Transaction to violate any regulation of the Federal Reserve Board;

(iv) Each Mortgage Loan was underwritten in accordance with the Underwriting Guidelines and no change to the Underwriting Guidelines has occurred since the date of the last written revision to the Underwriting Guidelines was furnished to Buyer by Sellers;

(v) Each Seller has purchased the Mortgage Loans from Originator pursuant to a bill of sale, a copy of which has been provided to Buyer;

(vi) Each Seller shall be at the time it transfers to Buyer any Mortgage Loans for any Transaction the legal and beneficial owner of such Mortgage Loans, free of any lien, security interest, option or encumbrance;

(vii) Each Trade Commitment is enforceable against the related Trade Investor in accordance with its terms, subject to the effect of bankruptcy, insolvency or other laws affecting creditors generally and to equitable principles;

(viii) Sellers used no selection procedures that identified the Mortgage Loans relating to a Transaction as being less desirable or valuable than other comparable assets in each Seller’s portfolio on the related Purchase Date; and

(ix) Each Transaction involving Mortgage Loans is entered into in contemplation of (i) the sale of the Mortgage Loans to a Trade Investor, (ii) liquidation, sale or other disposition, or (iii) the issuance of asset backed securities. The parties intend that, in the case of clause (i) of the preceding sentence, the appropriate portion of the Cash Purchase Price relating to such Mortgage Loans will be paid by the related Trade Investor directly to Buyer; provided, however, that Sellers shall pay Buyer the excess of amounts due to Buyer by Sellers with respect to the related Mortgage Loans over the amount received by Buyer with respect to such Mortgage Loans and if the amount paid by the Trade Investor to Buyer exceeds the amount due Buyer from Sellers with respect to such Mortgage Loans, such excess shall be paid by Buyer to Sellers.

(c) “Sellers each make the representations and warranties set forth in Exhibit C with respect to the Purchased Mortgage Loans included in the related Transactions as of the related Purchase Date and Exhibit E with respect to the Sub prime Mortgage Loans included in the related Transactions as of the related Purchase Date.”

(d) Sellers each make the representations and warranties set forth at Exhibit D with respect to the Mortgage Loans included in all Transactions, as of each Purchase Date.

(e) Sellers each covenant with Buyer, from and after the date hereof, as follows:

(i) Sellers shall immediately notify Buyer if an Event of Default shall have occurred;

(ii) Sellers shall deliver to Buyer a current Loan Schedule with respect to all Mortgage Loans subject to this Agreement with such frequency as Buyer may require but in no event less frequently than weekly;

(iii) No Mortgage Loan shall be subject to this Agreement for more than one hundred and eighty (180) days in aggregate;

(iv) The aggregate outstanding principal amount of Mortgage Loans subject to the Agreement at any time that are Wet Mortgage Loans shall not exceed $100,000,000;

(v) Sellers shall comply with all applicable provisions of the Custody Agreement and the Underwriting Guidelines;

(vi) Sellers shall promptly notify Buyer of (i) the acceleration of any debt obligation or the termination of any credit facility of Sellers, in each case in excess of $10,000,000; (ii) the amount and maturity of any such debt assumed after the date hereof; (iii) any adverse developments with respect to pending or future litigation involving Sellers or Guarantor where the amount in controversy is in excess of $1,000,000 and the case is reasonably likely to be decided against Sellers or Guarantor, as applicable; and (iv) any other developments (other than general economic conditions or developments affecting the mortgage industry generally that do not disproportionately affect Sellers) which might materially and adversely affect the financial condition of any Seller;

(vii) Each Trade Commitment shall be enforced against the related Trade Investor, subject to the effect of bankruptcy, insolvency or other laws affecting creditors generally and to equitable principles;

(viii) Without Buyer’s express prior written approval, Sellers shall not execute, in favor of any third party other than Buyer, any assignment of rights held or purportedly held by Sellers under a given Trade Commitment;

(ix) Sellers shall cause each Trade Investor to pay the sales proceeds for, or return to the Custodian the documents relating to, each Mortgage Loan delivered to such Trade Investor under a Bailee Letter within ten (10) days of the date of such Bailee Letter;

(x) With respect to Wet Mortgage Loans subject to this Agreement, Sellers shall deliver the Mortgage Files no later than seven (7) Business Days after the related Purchase Date;

(xi) For each Mortgage Loan that is a Wet Mortgage Loan, Sellers have obtained an insured closing letter issued by a title insurance company effective not later than the closing date for such Mortgage Loan;

(xii) In the event that Buyer purchases a Mortgage Loan that is a Wet Mortgage Loan and the Wet Mortgage Loan is not originated by Originator for any reason, Sellers shall return the funds constituting the Purchase Price for such Wet Mortgage Loan via wire transfer within twenty four (24) hours after Sellers’ failure to complete the Wet Mortgage Loan;

(xiii) For all Mortgage Loans with Mortgages that are recorded into MERs, Sellers agree to take all actions necessary to cause MERs to provide to Buyer all reports that would customarily be provided to an Associate Member;

(xiv) Notwithstanding any provision of this Agreement or the Custody Agreement to the contrary, any funds distributed in accordance with the terms hereof and the Custody Agreement for the funding of a Mortgage Loan through the Disbursement Account, shall constitute the Purchase Price for such Mortgage Loan;

(xv) Sellers agree to cause Guarantor to deliver to Buyer a Compliance Certificate, certifying Guarantor’s compliance with the Financial Covenants as of the end of the relevant reporting period, within 45 days after the end of each fiscal quarter of Guarantor or within five Business Days after a request by Buyer during the term of this Agreement;

(xvi) Sellers shall provide Buyer or its agents, with copies of all filings made by or on behalf of Guarantor or any entity that controls Guarantor, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, promptly upon making such filings;

(xvii) The aggregate outstanding Purchase Price for all Transactions shall not exceed eight hundred million dollars ($800,000,000);

(xviii) The aggregate outstanding Purchase Price for all Wet Mortgage Loans shall not exceed one hundred million dollars ($100,000,000); and

(xix) Sellers shall provide Buyer with written notice of any material change that Sellers have made to the Underwriting Guidelines or the Sub prime Underwriting Guidelines, as applicable, and Buyer shall have fifteen (15) days to determine whether such change is acceptable to Buyer in its reasonable business judgment; if Buyer, in its reasonable business judgment, determines that any such change to the Underwriting Guidelines or Sub prime Underwriting Guidelines, as applicable, is unacceptable to Buyer, then a new Pricing Rate for Mortgage Loans or Sub prime Mortgage Loans, as applicable, originated under such change shall be determined by mutual agreement of Buyer and Sellers.

11.	Events of Default; Event of Termination

(a) The following events shall constitute events of default (each an “Event of Default”) hereunder with respect to Buyer or Sellers, as applicable:

(i) Sellers fail to repurchase or Buyer fails to transfer Purchased Mortgage Loans upon the applicable Repurchase Date pursuant to the terms hereof;

(ii) Sellers or Buyer fail, after one (1) Business Day’s notice, to comply with Section 4 hereof;

(iii) An Act of Insolvency occurs with respect to Sellers or Buyer or any entity directly or indirectly controlling Sellers or Buyer;

(iv) Any representation or warranty made by Sellers or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, however, that in the case of representations and warranties made with respect to the Purchased Mortgage Loans, (including without limitation the representations and warranties contained in Exhibit C and Exhibit D hereto), such circumstance shall not constitute an Event of Default if, after determining the Market Value of the Purchased Mortgage Loans without taking into account the Purchased Mortgage Loans with respect to which such circumstance has occurred, and after following the procedures and time frames set forth in Section 4 hereof if any Margin Deficit exists following such Market Value determination, no other Event of Default shall have occurred and be continuing;

(v) Any covenant shall have been breached in any material respect and, other than with respect to a breach of Sellers’ obligation to pay any amounts owed under Sections 1, 3 and 4 of this Agreement or Sellers’ obligation pursuant to Section 10(e)(x) herein, Sellers fail to cure such breach within five (5) Business Days following the earlier of (A) an officer of any Seller discovering the existence of such breach or (B) receipt by Sellers of notice from Buyer of the existence of such breach; provided, however, that in the case of covenants made with respect to the Purchased Mortgage Loans (including Section 10(e)(x)), such circumstance shall not constitute an Event of Default if, after determining the Market Value of the Purchased Mortgage Loans without taking into account the Purchased Mortgage Loans with respect to which such circumstance has occurred, and after following the procedures and time frames set forth in Section 4 hereof if any Margin Deficit exists following such Market Value determination, no other Event of Default shall have occurred and be continuing;

(vi) Buyer shall have reasonably determined that any Seller is or will be unable to meet its commitments under this Agreement, shall have notified Sellers of such determination and Sellers shall not have responded with appropriate information to the contrary to the satisfaction of Buyer within five (5) Business Days;

(vii) This Agreement shall for any reason cease to create a valid, first priority security interest in any of the Purchased Mortgage Loans purported to be covered hereby;

(viii) A final, non-appealable judgment by any competent court in the United States of America for the payment of money in an amount of at least $1,000,000 is rendered against any Seller, and the same remains undischarged for a period of sixty (60) days;

(ix) Any event of default or any event which with notice, the passage of time or both shall constitute an event of default shall occur and be continuing under any repurchase or other financing agreement for borrowed funds in excess of $10,000,000 or indenture for borrowed funds in excess of $10,000,000 by which any Seller is bound or affected shall occur and be continuing;

(x) In the commercially reasonable judgment of Buyer a material adverse change shall have occurred in the business, operations, properties, prospects or condition (financial or otherwise) of any Seller;

(xi) Any Seller, Servicer or Guarantor shall be in default with respect to any normal and customary covenants under any debt contract or agreement, any servicing agreement or any lease to which it is a party, which default could materially adversely affect the financial condition of Guarantor and its subsidiaries taken as a whole (which covenants include, but are not limited to, an Act of Insolvency of any Seller or the failure of any Seller to make required payments under such contract or agreement as they become due);

(xii) Sellers shall have failed to comply in any material respect with its obligations under the Custody Agreement and, other than with respect to a breach of Sellers’ obligation pursuant to Section 10(e)(x) herein or Section 3(c) of the Custody Agreement, Sellers fail to cure such breach within five (5) Business Days following the earlier of (A) an officer of any Seller discovering the existence of such breach or (B) receipt by Sellers of notice from Buyer of the existence of such breach; provided, however, that in the case of obligations with respect to the Purchased Mortgage Loans (including Section 10(e)(x) herein and Section 3(c) of the Custody Agreement) such circumstance shall not constitute an Event of Default if, after determining the Market Value of the Purchased Mortgage Loans without taking into account the Purchased Mortgage Loans with respect to which such circumstance has occurred, and after following the procedures and time frames set forth in Section 4 hereof if any Margin Deficit exists following such Market Value determination, no other Event of Default shall have occurred and be continuing;

(xiii) The Guaranty shall no longer be in full force and effect; or

(xiv) If an Event of Default shall have occurred and be continuing, then, at the option of the nondefaulting party, exercised by written notice to the defaulting party (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

(b) In all Transactions in which the defaulting party is any Seller, if Buyer is deemed to have exercised the option referred to in subparagraph (b) of this Section, (i) Sellers’ obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of the Pricing Rate for such Transaction and the Prime Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subparagraph (b) of this Section (decreased as of any day by (A) any amounts retained by Buyer with respect to such Repurchase Price pursuant to clause (iii) of this subparagraph, (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to subparagraph (e)(i) of this Section, and (C) any amounts credited to the account of Sellers pursuant to subparagraph (f) of this Section) on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by Buyer and applied to the aggregate unpaid Repurchase Prices owed by Sellers, (iv) in the event that Sellers do not pay the Repurchase Price, Sellers shall immediately deliver or cause the Custodian to deliver to Buyer any documents relating to Purchased Mortgage Loans subject to such Transactions then in any Seller’s possession, and (v) Sellers shall be obligated to pay any related Breakage Fees.

(c) In all Transactions in which the defaulting party is Buyer, upon tender by Sellers of payment of the aggregate Purchase Prices and accrued and unpaid Price Differentials for all such Transactions, Buyer’s right, title and interest in all Purchased Mortgage Loans subject to such Transactions shall be deemed transferred to Sellers, and Buyer shall deliver or cause the Custodian to deliver all documents relating to such Purchased Mortgage Loans to Sellers.

(d) After one (1) Business Day’s notice to the defaulting party (which notice need not be given if an Act of Insolvency shall have occurred, and which may be the notice given under subparagraph (b) of this Section or the notice referred to in clause (ii) of the first sentence of subparagraph (a) of this Section), the nondefaulting party may:

(i) as to Transactions in which the defaulting party is any Seller, (A) immediately sell on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Sellers credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Sellers hereunder; and

(ii) as to Transactions in which the defaulting party is Buyer, (A) purchase mortgage loans (“Replacement Mortgage Loans”) having substantially the same outstanding principal amount, maturity and interest rate as any Purchased Mortgage Loans that are not transferred by Buyer to Sellers as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Mortgage Loans, to be deemed to have purchased Replacement Mortgage Loans at the price therefor on such date, calculated as the average of the prices obtained from three (3) nationally recognized registered broker/dealers that buy and sell comparable mortgage loans in the secondary market.

(e) As to Transactions in which the defaulting party is Buyer, Buyer shall be liable to Sellers (i) with respect to Purchased Mortgage Loans (other than Additional Purchased Mortgage Loans), for any excess of the price paid (or deemed paid) by Sellers for Replacement Mortgage Loans therefor over the Repurchase Price for such Purchased Mortgage Loans and (ii) with respect to Additional Purchased Mortgage Loans, for the price paid (or deemed paid) by Sellers for the Replacement Mortgage Loans therefor. In addition, Buyer shall be liable to Sellers for interest on such remaining liability with respect to each such purchase (or deemed purchase) of Replacement Mortgage Loans from the date of such purchase (or deemed purchase) until paid in full by Buyer. Such interest shall be at a rate equal to the greater of the Pricing Rate for such Transaction or the Prime Rate. Sellers may, in the event of a Buyer default, terminate this Agreement and shall not incur a Breakage Fee in connection with such termination. In the event that Sellers exercise their right to terminate this Agreement, Sellers shall provide Buyer with written notice of termination specifying the date the Agreement shall terminate, which date of termination shall be not less than one (1) Business Day following the date of the written notice. The date of termination specified in such written notice shall be deemed to be the Repurchase Date for all Transactions.

(f) For purposes of this Section 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by Sellers of its option under subparagraph (b) of this Section 11.

(g) The defaulting party shall be liable to the nondefaulting party for the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a consequence of an Event of Default, together with interest thereon at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate. Expenses incurred in connection with an Event of Default shall include without limitation those costs and expenses incurred by the nondefaulting party as a result of the early termination of any repurchase agreement or reverse repurchase agreement entered into by the nondefaulting party in connection with the Transaction then in default.

(h) The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(i) The exercise by any party of remedies after the occurrence of an Event of Default shall be conducted in a commercially reasonable manner.

(j) Buyer, at its option, may terminate this Agreement and all outstanding Transactions prior to the Termination Date, and in such case all outstanding Transactions shall terminate (subject to the notice requirement set forth in Section 11(m) below) upon the occurrence of any one of the following Events of Termination:

(i) Buyer shall have reasonably determined that Sellers or Guarantor are or will be unable to meet its commitments under this Agreement or the Guaranty, shall have notified Sellers of such determination and Sellers shall not have responded or caused the Guarantor to respond with appropriate information to the contrary to the satisfaction of Buyer within five (5) Business Days;

(ii) A material adverse change shall have occurred in the business, operations, properties, prospects or condition (financial or otherwise) of any Seller or Guarantor;

(iii) Any event of default or any event which with notice, the passage of time or both shall constitute an event of default shall occur and be continuing under any repurchase or other financing agreement for borrowed funds in excess of $10,000,000 or indenture for borrowed funds in excess of $10,000,000 by which any Seller or Guarantor are bound shall occur and be continuing;

(iv) Guarantor shall have terminated the Guarantee in accordance with its provisions and a replacement guarantor satisfactory to the Buyer has not been appointed; or

(v) Guarantor shall have failed to comply with the Financial Covenants.

(k) If Buyer exercises its right to terminate this Agreement pursuant to Section 11(k) hereof, Buyer shall provide Sellers with written notice of termination specifying the date the Agreement shall terminate, which date of termination shall be not less than one (1) Business Day following the date of the written notice. The date of termination specified in such written notice shall be deemed to be the Repurchase Date for all Transactions.

12.	Servicing of the Purchased Mortgage Loans

(a) The parties hereto agree and acknowledge that, notwithstanding the purchase and sale of the Purchased Mortgage Loans contemplated hereby, Sellers shall service the Purchased Mortgage Loans for the benefit of Buyer and, if Buyer shall exercise its rights to sell the Purchased Mortgage Loans pursuant to this Agreement prior to the related Repurchase Date, Buyer’s assigns; provided, however, that the obligation of Servicer to service Purchased Mortgage Loans for the benefit of Buyer as aforesaid shall cease upon the payment to Buyer of the Repurchase Price therefor.

(b) Servicer shall service and administer the Purchased Mortgage Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing which Servicer may deem necessary or desirable and consistent with the terms of this Agreement, and shall retain all principal prepayments and Income received by Servicer with respect to such Purchased Mortgage Loans pursuant to the terms hereof. Servicer, in administering and servicing the Purchased Mortgage Loans, shall employ procedures (including collection procedures) and exercise the same care it customarily employs and exercises in servicing and administering mortgage loans for its own account, in accordance with accepted mortgage loan servicing practices of prudent mortgage lending institutions servicing mortgage loans that are similar to the Purchased Mortgage Loans and giving due consideration to Buyer’s reliance on Servicer. Servicer will provide Buyer with monthly reports, substantially identical in form to FNMA’s standard form of remittance report with respect to all Purchased Mortgage Loans then involved in any Transaction hereunder.

(c) Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to Sellers, (i) sell the Mortgage Loans in accordance with the terms hereof or (ii) terminate Servicer as the servicer of the Purchased Mortgage Loans with or without cause without the imposition of a termination fee.

13.	Applicability of Addendum

The Addendum attached hereto as Annex I hereby supplements and modifies the terms and conditions under which the parties hereto, from time to time, enter into Transactions. The Master Repurchase Agreement as supplemented by the Addendum shall be read, taken and construed as one and the same instrument. To the extent that the Addendum conflicts with the terms of the Master Repurchase Agreement, the Addendum shall control.

14.	Single Agreement

Buyer and Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

15.	Notices and Other Communications

Except as otherwise expressly provided herein, all such notices or communications shall be in writing (including, without limitation, telegraphic, facsimile or telex communication) or confirmed in writing and such notices and other communications shall, when mailed, sent by overnight courier, hand-delivered, telegraphed, communicated by facsimile transmission or telexed, be effective when received at the address for notices for the party to whom such notice or communications is to be given as follows:

if to Sellers:

NC Capital Corporation

18400 Von Karman

Suite 1000

Irvine, California 92612

Attention: Rick Holguin

Telephone: (949) 250-5143

Telecopy: (949) 224-5750

NC Residual II Corporation

18400 Von Karman

Suite 1000

Irvine, California 92612

Attention: Rick Holguin

Telephone: (949) 250-5143

Telecopy: (949) 224-5750

New Century Credit Corporation

18400 Von Karman

Suite 1000

Irvine, California 92612

Attention: Rick Holguin

Telephone: (949) 250-5143

Telecopy: (949) 224-5750

if to Buyer:

Concord Minutemen Capital Company, LLC

c/o Liberty Hampshire

227 West Monroe, Suite 4900

Chicago, IL 60606

Attn: Operations Department

Telephone: (312) 977-4560

Telecopy: (312)-977-1967/1699

if to the ARSA:

Bear Stearns Mortgage Capital Corporation

383 Madison Avenue

New York, New York 10179

Attention: Eileen Albus

Telephone: (212) 272-7502

Telecopy: (212) 272-2053

Notwithstanding the foregoing, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission, and provided further, however, that all financial statements delivered shall be hand-delivered or sent by overnight delivery or first-class mail. Either party may revise any information relating to it by notice in writing to the other party, which notice shall be effective on the third business day following receipt thereof.

16.	Payment of Expenses

Sellers shall pay on demand all fees and expenses (including, without limitation, the fees and expenses for legal services of any kind whatsoever) incurred by Buyer or the Custodian in connection with this Agreement and the Custody Agreement and the transactions contemplated hereby and thereby, whether or not any Transactions are entered into hereunder, including, by way of illustration and not by way of limitation, the fees and expenses incurred in connection with (i) the preparation, reproduction and distribution of this Agreement and the Custody Agreement and any opinions of counsel, certificates of officers or other documents contemplated by the aforementioned agreements and (ii) any Transaction under this Agreement; provided, however, that Sellers shall not be required to pay the fees and expenses of Buyer incurred as a result of Buyer’s default under this Agreement. The obligation of Sellers to pay such fees and expenses incurred prior to or in connection with the termination of this Agreement shall survive the termination of this Agreement.

17.	Opinions of Counsel

Sellers shall, on the Purchase Date of the first Transaction hereunder and, upon the request of Buyer, on the Purchase Date of any subsequent Transaction, cause to be delivered to Buyer, with reliance thereon permitted as to any person or entity that purchases the Mortgage Loans from Buyer in a repurchase transaction, a favorable opinion of counsel with respect to the matters set forth in Exhibit C and Exhibit D hereto, in form and substance substantially similar to Exhibit F attached hereto.

18.	Further Assurances; Additional Information

(a) Sellers shall promptly provide such further assurances or agreements as Buyer may request in order to effect the purposes of this Agreement.

(b) At any reasonable time, Sellers shall permit Buyer, its agents or attorneys, to inspect and copy any and all documents and data in its possession pertaining to each Purchased Mortgage Loan that is the subject of such Transaction. Such inspection shall occur upon the request of Buyer at a mutually agreeable location during regular business hours and if no Event of Default has occurred on a date not more than five (5) Business Days after the date of such request. If an Event of Default has occurred, such inspection shall occur on a date not later than one (1) Business Day after the date of such request.

(c) Sellers agree to provide Buyer or its agents, from time to time, with such information concerning Sellers of a financial or operational nature as Buyer may reasonably request.

19.	Buyer as Attorney-in-Fact

Buyer is hereby appointed the attorney-in-fact of Sellers for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Buyer shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse and collect all checks made payable to the order of Sellers representing any payment on account of the principal of or interest on any of the Purchased Mortgage Loans and to give full discharge for the same.

20.	Wire Instructions

(a) Any amounts to be transferred by Buyer to Sellers hereunder shall be sent by wire transfer in immediately available funds to the account of Sellers at:

Deutsche Bank National Trust Company

Acct.: 0424-583

ABA No.: 021-001-033

Name: New Century Mortgage

(b) Any amounts to be transferred by Sellers to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer at:

FNB Chicago/Bear Stearns MBS

Acct.: 071-000-013

ABA No.: 5801230

Attn: Eileen Albus

(c) Amounts received after 3:30 p.m., New York City time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

21.	Joint and Several Liability of Sellers

Each Seller agrees to be jointly and severally liable for the obligations of each Seller hereunder and all representations, warranties, covenants and agreements made by or on behalf of each Seller in the Agreement or in any exhibit hereto or any document, instrument or certificate delivered pursuant hereto shall be deemed to have been made by each Seller, jointly and severally. Each Seller further agrees that, notwithstanding any right of Buyer to investigate fully the affairs of a Seller and notwithstanding any knowledge of facts determined or determinable by Buyer, Buyer has the right to rely fully on the representations, warranties, covenants and agreements of each Seller contained in the Agreement and upon the accuracy of any document, instrument, certificate or exhibit given or delivered hereunder. The joint and several obligation of each Seller hereunder is absolute, unconditional, irrevocable, present and continuing and, with respect to any payment to be made to Buyer, is a guaranty of payment (and not of collectability) and is in no way conditional or contingent upon the continued existence of the other Sellers and is not and will not be subject to any setoffs. Any notice or other communication provided to a

Seller pursuant hereto shall be deemed to have been given each Seller and failures to be sent any notice or communication contemplated hereby shall not relieve a Seller from its joint and several liability for the obligations of each Seller hereunder.

22.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

23.	Non-assignability; Termination

(a) The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party; provided, however, that Buyer may assign all of its rights under this Agreement, any Transaction or the Guaranty to its affiliates without the consent of Sellers or Guarantor. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(b) This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on August 26, 2006; provided, however, that this Agreement and any Transaction outstanding hereunder may be extended by mutual agreement of Buyer and Seller; and provided further, however, that no such party shall be obligated to agree to such an extension.

24.	Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

25.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

26.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to subparagraph 4(a) hereof will not constitute a waiver of any right to do so at a later date.

27.	Use of Employee Plan Assets

(a) If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Section, any such Transaction shall proceed only if Sellers furnish or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Section, Sellers shall be deemed (i) to represent to Buyer that since the date of each Seller’s latest such financial statements, there has been no material adverse change in such Seller’s financial condition which such Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as any Seller is a Seller in any outstanding Transaction involving a Plan Party.

28.	Intent

(a) The parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 11 hereof, is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

29.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

BEAR STEARNS MORTGAGE CAPITAL CORPORATION, in its capacity as ARSA		NC CAPITAL CORPORATION, as Seller

By	/s/ David S. Marren	By	/s/ Kevin Cloyd

Title	Senior Vice President	Title	President

Date	August 26, 2005	NC RESIDUAL II CORPORATION, as Seller

		By:	/s/ Kevin Cloyd

		Title:	Executive Vice President

NEW CENTURY CREDIT CORPORATION, as Seller

		By:	/s/ Kevin Cloyd

		Title:	Executive Vice President

		Date:	August 26, 2005

New Century Mortgage Corporation, in its capacity as Servicer hereunder, hereby acknowledges and agrees to the provision of Section 12(c)(ii) of the Agreement and Sections 37 and 38 of the Addendum.

NEW CENTURY MORTGAGE CORPORATION

By	/s/ Kevin Cloyd

Title	Executive Vice President

Date	August 26, 2005